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                EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

          LIBERTY PROPERTY TRUST / LIBERTY PROPERTY LIMITED PARTNERSHIP
                   (Amounts in thousands except ratio amounts)


                                                                      YEAR ENDED DECEMBER 31,
                                   SIX MONTHS ENDED   -------------------------------------------------------------
                                    JUNE 30, 2001       2000         1999         1998          1997          1996
                                    -------------       ----         ----         ----          ----          ----
Earnings before fixed charges:
Income before extraordinary item         $ 93,245     $181,583     $155,993     $116,677     $ 68,969     $ 37,631
Add: Interest expense                      53,778      104,229       94,712       74,155       46,521       33,967
     Depreciation expense on
       cap'd interest                       1,087        1,809        1,396        1,001          650          502
     Amortization of deferred
       financing costs                      2,117        4,066        4,951        4,462        4,448        4,561
                                         --------     --------     --------     --------     --------     --------

Earnings before fixed charges            $150,227     $291,687     $257,052     $196,295     $120,588     $ 76,661
                                         ========     ========     ========     ========     ========     ========


Fixed charges:
Interest expense                           53,778      104,229       94,712       74,155       46,521       33,967
Amortization of deferred
   financing charges                        2,117        4,066        4,951        4,462        4,448        4,561
Capitalized interest                       11,428       17,784       15,288       16,317       11,802        7,708
                                         --------     --------     --------     --------     --------     --------

Fixed charges                            $ 67,323     $126,079     $114,951     $ 94,934     $ 62,771     $ 46,236
                                         --------     --------     --------     --------     --------     --------

Preferred share distributions               5,500       11,000       11,000       11,000        4,247           --
Preferred unit distributions                5,306       10,070        3,783           --           --           --
                                         --------     --------     --------     --------     --------     --------

Combined fixed charges                   $ 78,129     $147,149     $129,734     $105,934     $ 67,018     $ 46,236
                                         ========     ========     ========     ========     ========     ========

Ratio of earnings to fixed charges          2.23         2.31         2.24         2.07         1.92         1.66
                                         ========     ========     ========     ========     ========     ========

Ratio of earnings to combined
   fixed charges                             1.92         1.98         1.98         1.85         1.80         1.66
                                         ========     ========     ========     ========     ========     ========

Certain amounts from prior periods have been restated to conform to current-period presentation.